                                SUPPORT AGREEMENT


     This is a SUPPORT AGREEMENT (this "Agreement"), dated as of August 25, 2000, by and among (i) Vincor International Inc., a corporation validly existing under the laws of Canada ("Parent"), Vincor Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Hold Co.") and Toast Acquisition Company, Inc., a California corporation and a wholly owned subsidiary of Hold Co. (the "Purchaser"); (ii) R.H. Phillips, Inc., a California corporation (the "Company"), and (iii) [Key Shareholder] ("Shareholder").

                                    RECITALS

     A. Concurrent with the execution and delivery of this Agreement, the Company, Parent, Hold Co. and Purchaser are entering into an Agreement and Plan of Merger (the "Merger Agreement"); and pursuant to the Merger Agreement, Purchaser shall make a tender offer on the terms and conditions set forth in the Merger Agreement (the "Offer") for any and all outstanding shares of common stock, options and warrants of the Company.

     B. Pursuant to the Offer, Purchaser shall offer to purchase all of the Company's common stock, no par value (the "Shares"), at Seven Dollars ($7.00) per share (the "Offer Price") net to the seller in cash, plus the "in the money" amount for all the Company's outstanding options and warrants, to be followed by a merger (the "Merger") of Purchaser with and into the Company.

     C. As of the date hereof, Shareholder is the beneficial owner of [Shares] Shares (the "Owned Shares").

     D. Subject to the terms of this Agreement, Shareholder desires to facilitate and support the transactions contemplated by the Merger Agreement and the Offer.

     E. The Purchaser desires to purchase all the Owned Shares and any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of options, conversion of convertible securities or otherwise (collectively with the Owned Shares, the "Tendered Shares").

     F. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. AGREEMENT TO TENDER.

        (a) TENDER. Shareholder hereby agrees to tender (or cause the record owner of such Shares to tender), pursuant to and in accordance with the terms of the Offer, no later than three (3) business days prior to the Expiration Date, the Tender Shares and not to withdraw such

Tender Shares, except following termination of this Agreement pursuant to
Section 2 hereof. Shareholder hereby acknowledges and agrees that Purchaser's obligation to accept for payment and pay for the Tender Shares is subject to the terms and conditions of the Offer. Shareholder hereby authorizes the Company to permit Parent, Hold Co. and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's shareholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) Shareholder's identity and ownership of the Tender Shares and the nature of Shareholder's commitments, arrangements and understandings under this Agreement.

        (b) VOTING. Shareholder hereby agrees that, while this Agreement is in effect, at any meeting of the Company's shareholders, however called (or in any written consent in lieu thereof), other than in connection with the Offer or the Merger, Shareholder shall not vote the Tender Shares in favor of any other recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (other than upon exercise of the options and warrants which are outstanding as of the date hereof) or any portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of the Company, or any combination of the foregoing (a "Competing Transaction").

        (c) NO INCONSISTENT ARRANGEMENTS. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, Shareholder shall not
(i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Tender Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Tender Shares, other than those that are intended to facilitate or which do not impede or impair Shareholder's compliance with the terms of this Agreement, (iv) deposit the Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) otherwise restrict, limit or interfere with the performance of Shareholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. With prior written consent of Purchaser, the Shareholder may transfer the Tender Shares to his/her heirs, devisees or otherwise in any inter vivos transfer; provided, however, that each such transferee shall take the Tender Shares subject to the terms and conditions of this Agreement and shall so agree in writing prior to such transfer.

        (d) NO SOLICITATION. Shareholder hereby agrees that Shareholder shall not, and shall not permit or authorize any of Shareholder's Affiliates, representatives or agents to, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any Person (other than Parent, Hold Co., Purchaser or any of their Affiliates or representatives) concerning any Competing Transaction or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Shareholder shall promptly cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction. Any action taken by the Company or any member of the Board of Directors of the Company including, if applicable,

Shareholder, acting solely in such capacity, in accordance with the provisions of Section 6.08 of the Merger Agreement shall be deemed not to violate this
Section 1(d).

        (e) BEST EFFORTS. Subject to the terms and conditions of this Agreement, Shareholder shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to tender the Tender Shares as contemplated by this Agreement.

        (f) WAIVER OF APPRAISAL RIGHTS. Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

     2. TERMINATION. This Agreement (other than Section 5 hereof) and Shareholder's obligation to tender and vote the Tender Shares as provided herein shall terminate on the Termination Date. As used herein, the term "Termination Date" means the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement, (c) the termination or withdrawal of the Offer by Parent or Purchaser, (d) the receipt of written notice of termination of this Agreement by the Parent to Shareholder, and (e) Purchaser's purchase of the Tender Shares pursuant to the Offer. Nothing contained in this Section 2 shall relieve any party from liability for any breach of this Agreement.

     3. REPRESENTATIONS AND WARRANTIES. Shareholder hereby represents and warrants that Shareholder has full power and authority to tender, sell, assign and transfer the Tender Shares and that, when the same are accepted for payment and paid for by Purchaser, Purchaser shall acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, claims and encumbrances and the same shall not be subject to any adverse claim. In addition, if this Agreement is not terminated, Shareholder shall promptly remit and transfer to the Depositary (as defined in the Offer Documents) for the account of Purchaser the whole of any non-cash dividend, distribution or right issued to Shareholder on or after August 25, 2000, in respect of the Tender Shares, accompanied by appropriate documentation of transfer.

     4. FURTHER ASSURANCES. From time to time, at the request of the Company, Parent or Purchaser and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective the transactions contemplated by Section 1 of this Agreement.

     5. TOPPING FEES. If for any reason the Agreement is terminated and within two (2) years from the date of such termination, the Company (i) publicly or otherwise announces a letter of intent or other agreement relating to entering into a Competing Transaction, or (ii) consummates a Competing Transaction for a price per share in excess of the Offer Price (such excess, the "Applicable Premium"), the Shareholder shall within five (5) business days following the consummation of the Competing Transaction pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent an amount calculated as follows: (a) the Applicable Premium, multiplied by (b) the number of Tender Shares sold, multiplied by (c) fifty percent (50%). If the monetary value of consideration in a Competing Transaction is not readily determinable, Shareholder and the Parent shall attempt in good faith to establish such monetary value, failing which monetary value shall be determined conclusively in accordance with the Appraisal Procedure described in EXHIBIT A attached hereto. If, in the transaction pursuant to which consideration received by the Shareholder consisting of cash or securities shall have been offered at the option of the seller, for the purpose of ascertaining value for this Agreement, the seller shall be deemed to have chosen cash in an amount per share equal to the cash that was so offered..

     6. CONFIDENTIALITY. The provisions of this Section 6, only become effective upon the Offer Purchase Closing and otherwise have no binding effect.

     6.1 EMPLOYMENT RELATIONSHIP AND ACKNOWLEDGMENTS. Shareholder acknowledges that:

         (a) The Shareholder is also an employee of the Company and the Company's employment of Shareholder creates a relationship of confidence and trust between Shareholder and the Company.

         (b) The Company has a proprietary interest in documents and information applicable to its business or to the business of its clients and customers which may be made known to Shareholder during the period of Shareholder's employment.

         (c) "Confidential Information" means information, not generally known in the wine production and distribution industry, disclosed to Shareholder, or known by Shareholder, as a consequence of or through his employment by the Company or its predecessors, about the Company's costs, pricing, marketing, ideas, problems, developments, research records, technical data, processes, products, plans for products or service improvement and development, business and strategic plans, financial information, forecasts, customer records and any other information which derives independent economic value, actual or potential, and all other information of a trade secret or confidential nature.

         (d) "Confidential Material" means any writing of any kind, obtained by Shareholder as a consequence of or through his employment by the Company or its predecessors, containing any Confidential Information and shall include, without limiting the generality of the foregoing, customer lists, price lists, financial data, operating instructions, forms and manuals, procedural instructions, information on computer disks or computer print-outs, computer programs, any physical property of the Company or any of its sources with which insurance is placed, policyholders, expiration or renewal dates, inspection or credit reports and data on insurance risks being written, catalogs, records, drawings, blueprints, notes, notebooks, and all other materials of a trade secret or confidential nature.

     6.2 CONFIDENTIALITY AGREEMENT.

         (i) RESTRICTED DISCLOSURE AND USE. Notwithstanding any other provision of this Agreement, unless Shareholder shall first secure the written consent of the Company's Board of Directors, and except for authorized use in performance of Shareholder's duties on behalf of and for the benefit of the Company, Shareholder shall not disclose to any others, or use, at any time, in any way, or anywhere, either during or subsequent to employment with the

Company, any trade secret or other Confidential Information, whether or not of a technical nature, or any Confidential Material.

         (ii) RETURN OF MATERIALS UPON TERMINATION. Upon termination of Shareholder's employment, Shareholder shall promptly deliver to the Company all Confidential Material relating in any way to the Company's business which Shareholder possesses or controls, whether made, written or obtained by Shareholder or by others. Shareholder shall retain no copies of such materials, either for Shareholder's own use or otherwise.

     6.3 BINDING NATURE. Shareholder hereby expressly agrees that the covenants in this Section 6 shall be binding upon Shareholder's heirs, successors and legal representatives.

     6.4 NON-DISCLOSURE OF INFORMATION TO SUBSEQUENT EMPLOYERS. If, following termination or cessation of Shareholder's employment, Shareholder accepts other employment or enters into a business relationship with any person, partnership, corporation or other entity doing business of the kind then being performed by the Company, Shareholder shall obtain from said second employer and shall provide to the Company a written acknowledgment by the successor employer of its notification of the terms of Section 6 of this Agreement. The provisions of this
Section 6 shall survive any termination of this Agreement.

     6.5 SURVIVAL. The provisions of this Section 6 shall survive any termination of this Agreement for the periods referenced above.

     7. COVENANT NOT-TO-COMPETE. The provisions of this Section 7, only become effective upon the Offer Purchase Closing and otherwise have no binding effect.

     7.1 GENERAL. So long as Company is not in breach of this Agreement and except as provided for in the Grape Purchase Agreement dated August 25, 2000 and the passive investments allowed under Section 3 of the Shareholder's Employment Agreement dated of the date hereof, for a period of five (5) years from the Offer Purchase Closing (the "Restricted Period"), Shareholder shall not, directly or indirectly, individually, in partnership or through a limited liability company, corporation or other business entity, as proprietor, manager, Shareholder, partner, member, stockholder, employee, independent contractor, consultant or in any other capacity, engage in the manufacture or sale of wine, or the growing or cultivation of grapes used in the manufacture or sale of wine or otherwise compete with the Company or assist others to so compete, except that after any termination of the Shareholder pursuant to Section 5, the Shareholder may engage solely in the growing or cultivation of grapes used in the manufacture or sale of wine. Except as otherwise stated herein, this covenant-not-to-compete shall be limited to (1) the field(s) of Business (as defined below) in which the Company is, at the Offer Purchase Closing, actively engaged and intends to be actively engaged within the Restricted Period, and (2) the geographical area and appellations listed on ANNEX C attached. For purposes of this Section 7, the Business shall consist of the manufacture and sale of wine in the $8.00 to $16.00 (subject to reasonable adjustment for inflation) per bottle retail price range and the growing or cultivation of grapes used in the manufacture and sale of wine in the $8.00 to $16.00 (subject to reasonable adjustment for inflation) per bottle retail price range. Notwithstanding the provisions of this Section 7.1, Shareholder may invest or become an employee of a vineyard or winery provided that (A) any such investment or employment is subsequent to Shareholder's termination, and (B) no more than fifteen percent (15%) of the gross revenue from the vineyard's or winery's sale of wine is derived from wines in the $8.00 to $16.00 (subject to reasonable adjustment for inflation) per bottle retail price range.

     7.2 NON-SOLICITATION OF DISTRIBUTORS, BROKERS AND SUPPLIERS. For a period of five (5) years following the Offer Purchase Closing, Shareholder shall not, directly or indirectly, purchase any grapes from any of the Company's top ten
(10) grape suppliers or distribute wine through use of the Company's top ten
(10) U.S. distributors and brokers, as listed on Schedule B hereto. Notwithstanding the foregoing, Shareholder may distribute wine through use of the Company's U.S. distributors and brokers, if (i) such distribution is subsequent to Shareholder's termination and (ii) the wine has a per bottle retail price greater than $19.00 (subject to reasonable adjustment for inflation).

     7.3 NON-SOLICITATION OF EMPLOYEES. Following any termination of Shareholder's employment with the Company, for a period of three (3) years from the date of termination or for the balance remaining of the Term of this Agreement, whichever is greater, Shareholder shall not, directly or indirectly, approach or solicit any employee of the Company with a view to hiring such employee for any other entity or persuading such employee to leave the employment of Company.

     7.4 FORMATION OF COMPETITIVE BUSINESS PROHIBITED. During his employment, Shareholder shall neither plan nor organize any business activity or undertaking, competitive with the business of the Company. Shareholder will not combine or conspire with other Company Shareholders of the Company for the purpose of organizing any such competitive business activity undertaking.

     7.5 SURVIVAL. The provisions of this Section 7 shall survive any termination of this Agreement for the periods referenced above.

     7.6 ADVICE TO FUTURE EMPLOYERS. While any provision of this Section 7 remains in effect, if Shareholder seeks or is offered employment by any other company, firm, or person, Shareholder shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.

     8. ENFORCEMENT

     Shareholder acknowledges that the restrictions contained in Sections 6 and 7, in view of the nature of the Business, are reasonable and necessary to protect the legitimate business interests of the Company and that any violation of Sections 6 or 7 would result in irreparable injury to the Company. Upon a breach or a threatened breach by Shareholder of the Sections 6 or 7 of this Agreement, the Company shall be entitled to an injunction restraining Shareholder from the commission of such breach and to recover its attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.

     The covenants and disclosures in Sections 6 and 7 will be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Shareholder against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the Company's enforcement of such covenants and agreements. If any provision of this Agreement, including Section 6 and 7, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable. The parties will execute all documents necessary to evidence such amendment.

     9. MISCELLANEOUS.

        (a) ENTIRE AGREEMENT; ASSIGNMENT. Except as otherwise set forth herein, this Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

        (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

        (c) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, by telecopy or by nationally recognized courier service providing proof of delivery. All communications hereunder shall be delivered to;

                  If to Parent or the Purchaser:

                          Vincor International Inc.
                          441 Courtney Drive East
                          Mississauga, Ontario L5T 2V3
                          Canada
                          ATTN: Jonathan Bamberger

                  With a copy to:

                          Brown, Todd & Heyburn PLLC
                          400 West Market Street, 32nd Floor
                          Louisville, KY 40202-3363
                          USA
                          ATTN: Jay Middleton Tannon
                          Fax:  (502) 581-1087

                          Goodman Phillips & Vineberg
                          250 Yonge Street, Suite 2400
                          Toronto, ON M5B 2M6
                          Canada
                          ATTN: David Matlow
                          Fax:  (416) 979-1234

                  If to the Company:

                          R.H. Phillips, Inc.
                          26386 Country Road 12A
                          Esparto, California 95627
                          USA
                          ATTN: [Key Shareholder]
                          Fax:  (530) 662-9267

                  with a copy to:

                          Farella Braun & Martel LLP
                          235 Montgomery Street, 30th Floor
                          San Francisco, CA 94104
                          USA
                          ATTN:  Frank Farella
                          Fax:   (415) 954-4480

                  If to the Shareholder:

                          [Key Shareholder]
                          26386 Country Road 12A
                          Esparto, California 95627
                          USA
                          Fax:   (530) 662-9267

or, in any case, to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws thereof.

        (e) SPECIFIC PERFORMANCE. Shareholder recognizes and acknowledges that a breach by Shareholder of any covenants or agreements contained in this Agreement shall cause the Company, Parent and Purchaser to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore Shareholder agrees that in the event of any such breach the Company, Parent and Purchaser shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

        (f) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

        (g) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (h) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (i) PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:                                  VINCOR INTERNATIONAL INC.


                                         By:
                                                --------------------------------
                                         Name:
                                                --------------------------------
                                         Title:
                                                --------------------------------

HOLD CO.:                                VINCOR HOLDINGS, INC.


                                         By:
                                                --------------------------------
                                         Name:
                                                --------------------------------
                                         Title:
                                                --------------------------------

PURCHASER:                               TOAST ACQUISITION COMPANY, INC.


                                         By:
                                                --------------------------------
                                         Name:
                                                --------------------------------
                                         Title:
                                                --------------------------------

COMPANY:                                 R.H. PHILLIPS, INC.


                                         By:
                                                --------------------------------
                                         Name:
                                                --------------------------------
                                         Title:
                                                --------------------------------


SHAREHOLDER:                             ---------------------------------------
                                         [Key Shareholder]

                                         NUMBER OF SHARES OWNED [Shares]

                                    EXHIBIT A


                               APPRAISAL PROCEDURE

     In determining the monetary value of any consideration paid to you (other than cash) pursuant to a Restricted Disposition or a Minority Shareholder Restricted Disposition, the following procedure shall apply:

     If Shareholder and Parent cannot agree on such monetary value within a period of ten (10) days after the applicable request or notice, Shareholder and Parent shall each appoint one appraiser (each an "APPOINTED APPRAISER", and collectively the "APPOINTED APPRAISERS") within five (5) days thereafter (the "APPOINTMENT DATE"), which Appointed Appraisers shall independently, within twenty (20) days of the Appointment Date (the "DETERMINATION DATE"), determine the value of such consideration. If the higher of the two values determined by the Appointed Appraisers is not at least ten percent (10%) greater than the lower of such values, then the value for purposes hereof shall be deemed to be the average of such values determined by the Appointed Appraisers. If the higher of the two values determined by the Appointed Appraisers is at least ten percent (10%) greater then the lower of such values, the Appointed Appraisers shall within five (5) days of the Determination Date appoint a third appraiser (the "THIRD APPRAISER"), which Third Appraiser shall independently, within fifteen (15) days of the Determination Dale, select one of the two values as determined by the Appointed Appraisers as the value, and such selected value shall be binding on the parties. If either Shareholder or Parent fails to appoint an Appointed Appraiser by the Appointment Date, then the Appointed Appraiser who has been appointed shall be the sole appraiser, and the value determined by such Appointed Appraiser shall be the value for purposes hereof and shall be binding on the parties. All appraisers appointed pursuant hereto shall be qualified in valuing securities or other property similar to the consideration being valued hereunder. No appraiser shall be a shareholder or Affiliate of the Company, and the Third Appraiser shall not be an Affiliate of either of the Appointed Appraisers. If a Third Appraiser is required to determine the applicable monetary value hereunder, the costs and expenses of all of the appraisers pursuant hereto shall be borne by the party whose Appointed Appraiser's valuation was not selected by the Third Appraiser. If no Third Appraiser is necessary pursuant hereto, each party shall bear the costs and expenses of its Appointed Appraiser.

     The following chart summarizes which shareholder executed this form Support Agreement and the Number of Shares agreed to be tendered:


        SHAREHOLDER                                 NO. OF SHARES
        -------------                               --------------
        John Giguiere                                  154,308
        Karl Giguiere                                  156,720